UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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EQT Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUBJECT:  ANNUAL SHAREHOLDERS’ MEETING

The Company’s Annual Meeting of Shareholders will be held in Pittsburgh on Wednesday, April 18, 2012.  Proxy material was mailed to all record shareholders on March 9, 2012, as well as to participants in the Company’s 401(k) Plan who have an EQT stock account and to employees who hold restricted EQT shares.  If you own EQT stock in “street name” through a bank or broker, you will receive the same material from that source.

Your vote is important.  This year’s proxy includes a shareholder proposal regarding declassification of the Company’s Board of Directors. EQT believes that approval of this proposal would not be in the best interest of EQT or its shareholders for the following reasons:

•                The classified board structure provides for stability, continuity and experience;

•                The classified board structure is consistent with accountability to shareholders;

•                Longer terms enhance director independence from both management and shareholder special interest groups;

•                A classified board provides protection against unfair and abusive takeover practices; and

•                The Board is committed to effective corporate governance practices.

The Board urges you to vote against this shareholder proposal.

Also included in this year’s proxy are three EQT proposals – one regarding the election of five of your directors to new terms, one regarding executive compensation, and one regarding the ratification of the appointment of Ernst & Young, LLP as EQT’s registered public accounting firm for 2012.  The Board urges you to vote for each of these proposals.

In order to pass, the shareholder proposal, the proposal to elect five of your directors to new terms, and the proposal for executive compensation must each receive the affirmative vote of a majority of the votes cast on the proposals at the annual meeting by the holders of common stock voting in person or by proxy.  Each of these proposals is considered a “non-routine matter.”  Banks and brokers who do not receive instructions are not permitted to vote on non-routine matters.  Consequently, shareholders who do vote will influence the outcome of the election in greater proportion than their percentage ownership of the company.

You can read more about each proposal, and the other matters expected to be brought before the annual meeting of shareholders in the company’s proxy statement.

If you have not already done so, please vote each of your proxy and/or direction cards via the Internet, telephone or by signing, dating and returning the cards in the envelopes provided as soon as possible.  The direction card for your 401(k) shares can be returned in the envelope addressed to Computershare who will tabulate the votes for Fidelity.  Fidelity in turn will vote your shares as directed by you on the direction card.

If you have received a direction card for restricted shares, please return it to Nicole H. King (22nd Fl., EQT Plaza) for recording and tabulation.  You are not permitted to vote these shares via the Internet or telephone.

Please vote all of your shares by responding to each proxy or direction card promptly.

Because a large number of employees are shareholders, we obviously could not operate efficiently if we were to invite all employee shareholders to attend the Annual Meeting.  Therefore, only those employees who are specifically requested by Dave Porges to be present at the shareholders’ meeting will be authorized to attend.  Otherwise, you will need to take a vacation day if you wish to attend the meeting.

If you have any questions, please call the Corporate Secretary’s office at 412-553-5891.

***Managers, please post this for the benefit of those employees who do not have e-mail access.***